Filed pursuant to Rule 433

File No. 333-133943

September 5, 2006

$1,100,000,000

FLOATING RATE SENIOR NOTES DUE SEPTEMBER 10, 2009

FINAL TERMS AND CONDITIONS

Issuer:	Capital One Financial Corporation

Issue Ratings:	Moody’s Investors Service: Baa1

Standard & Poor’s: BBB

Fitch: BBB+

Type of Security:	SEC Registered Senior Notes

Aggregate Principal Amount:	$1,100,000,000

Trade Date:	September 5, 2006

Settlement Date:	September 12, 2006 (T+5)

Final Maturity:	September 10, 2009

Coupon:	Three-month LIBOR Telerate Page 3750 plus 0.28% (28 basis points)

Issue Price to Investors:	100.00% plus accrued interest, if any, from September 12, 2006

Interest Payment and Reset Dates:	Quarterly in arrears on March 10, June 10, September 10, and December 10 of each year, commencing on December 10, 2006

Day Count Convention:	Actual / 360

Redemption Provision:	The senior notes may not be redeemed, in whole or in part, prior to maturity

Denominations:	$1,000 denominations and integral multiples of $1,000

Underwriting Commissions:	$2,750,000

Use of Proceeds:	The Company intends to utilize the proceeds from the sale of the notes to pay a portion of the cash acquisition price for North Fork Bancorporation, Inc.

CUSIP/ISIN:	14040HAP0 / US14040HAP01

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC

Barclays Capital Inc.

Greenwich Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

September 5, 2006

$1,100,000,000

5.700% SENIOR NOTES DUE SEPTEMBER 15, 2011

FINAL TERMS AND CONDITIONS

Issuer:	Capital One Financial Corporation

Issue Ratings:	Moody’s Investors Service: Baa1

Standard & Poor’s: BBB

Fitch: BBB+

Type of Security:	SEC Registered Senior Notes

Aggregate Principal Amount:	$1,100,000,000

Trade Date:	September 5, 2006

Settlement Date:	September 12, 2006 (T+5)

Final Maturity:	September 15, 2011

Coupon:	5.700%

Benchmark Treasury:	4.625% August 31, 2011

Benchmark Treasury Price and Yield:	99-17; 4.731%

Spread to Benchmark Treasury:	+98 basis points

Issue Price to Investors:	99.952% plus accrued interest, if any, from September 12, 2006

Issue Yield:	5.711%

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2007

Day Count Convention:	30 / 360

Redemption Provision:	The senior notes may not be redeemed, in whole or in part, prior to maturity

Denominations:	$1,000 denominations and integral multiples of $1,000

Underwriting Commissions:	$3,850,000

Use of Proceeds:	The Company intends to utilize the proceeds from the sale of the notes to pay a portion of the cash acquisition price for North Fork Bancorporation, Inc.

CUSIP/ISIN:	14040HAQ8 / US14040HAQ83

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC

Barclays Capital Inc.

Greenwich Capital Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.